Exhibit 99.1 to Clean Coal Form 8-K filed 11-21-12

Clean Coal Technologies Reaches Settlement with SEC

NEW YORK, November 21, 2012 – Clean Coal Technologies, Inc. (OTCQB: CCTC) (PINK: CCTC) (“Clean Coal”), an emerging cleaner-energy company utilizing patented technology to convert raw coal into a cleaner burning and more efficient fuel, today announced that it has reached a settlement in a case filed by the Securities and Exchange Commission (“SEC”) on June 4, 2012 in the United States District Court for the Southern District of Florida against Clean Coal and its former CEO and president, Douglas Hague, alleging involvement by Mr. Hague in two fraudulent transactions of restricted stock in 2009 during his time as CEO and president of Clean Coal.  Under the terms agreed to by Clean Coal and the SEC, Clean Coal, without admitting or denying liablity, would pay a civil penalty of $25,000 and would be permanently enjoined from violating certain securities laws.  The settlement remains subject to approval by the United States District Court for the Southern District of Florida, which must approve its terms and enter the final judgment.  .

About Clean Coal Technologies, Inc.

Clean Coal Technologies, Inc., a cleaner-energy technology company with headquarters in New York City, NY, holds patented process technology and other intellectual property that converts raw coal into a cleaner burning fuel.  The Company's trademarked end products, “Pristine™” coals, are significantly more efficient, less polluting, more cost-effective, and provide more heat than untreated coal. The principal elements of the Company’s pre combustion technology are based on well-proven science and tried-and-tested industrial components. The Company’s clean coal technology may reduce some 90% of chemical pollutants from coal, including Sulfur and Mercury, thereby resolving emissions issues affecting coal-fired power plants.

For more information about Clean Coal Technologies please visit:

www.cleancoaltechnologiesinc.com

Forward-Looking Statements

In addition to historical information, this press release may contain forward-looking statements that reflect the Company’s current expectations and projections about future results, performance, prospects and opportunities. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that may cause actual results, performance, prospects or opportunities to be materially different from those expressed in, or implied by, such forward-looking statements. You should not place undue reliance on any forward-looking statements. Except as required by federal securities law, the Company assumes no obligation to update publicly or to revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available, new events occur or circumstances change in the future.

Company Contact:

Clean Coal Technologies, Inc.

Mr. Robin Eves, Director, President & CEO

646-710-3549

reves@cleancoaltechnologiesinc.com

Financial Communications Contact:

Trilogy Capital Partners

Darren Minton, President

212-634-6413

info@trilogy-capital.com